Exhibit 4.14

Nanophase Technologies Corporation

Restricted Share Grant Agreement

Grant Date:

To:

We are pleased to notify you that Nanophase Technologies Corporation, a Delaware corporation (the “Company”), has granted to you                      Restricted Shares (“Restricted Shares”) under the Nanophase Technologies Corporation 2004 Equity Compensation Plan (the “Plan”), subject to the terms and conditions of the Plan and of this Agreement as set forth below.

1.	Incorporation of Plan. All provisions of this Agreement and the rights of Grantee hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided. Capitalized terms used in this Agreement but not defined shall have the meaning set forth in the Plan.

2.	Grant of Restricted Shares. Effective as of the Date of Grant identified above, the Company grants to Grantee, subject to the terms and conditions set forth herein and in the Plan, that number of Restricted Shares identified above in the preamble of this Agreement.

3.	Vesting of Restricted Shares. The Restricted Shares granted hereunder shall not be converted into unrestricted shares of the Company’s common stock (“Common Stock”) and distributed to Grantee unless and until such Restricted Shares vest and become non-forfeitable. The Restricted Shares shall vest on the following date (the “Vesting Date”):

Provided, however, Restricted Shares will vest and be converted into unrestricted shares of Common Stock on such Vesting Date only if Grantee has not had a Termination of Service (as defined in the Plan) at any time prior to such Vesting Date. In the event Grantee has a Termination of Service at any time prior to such Vesting Date, the unvested Restricted Shares shall be forfeited and Grantee’s rights in the unvested Restricted Shares granted under this Agreement shall become null and void.

4.	Termination of Service for Cause. In the event Grantee has a Termination of Service on account of a termination for Cause (as defined in the Plan) by the Company, in addition to the forfeiture of unvested Restricted Shares as contemplated in Section 3 above and unless otherwise determined by the Committee, Grantee shall automatically forfeit all Shares of Common Stock issued to Grantee in connection with such Restricted Shares for which the Company has not yet delivered the certificates.

5.	Distribution of Restricted Shares. Except as otherwise provided for in the Plan, the Committee shall distribute to Grantee, as soon as practicable after the Restricted Shares vest in accordance with Section 3 above, one share of Common Stock for each vested Restricted Share. At the same time of a distribution of such Common Stock, the Committee shall distribute any shares of Common Stock representing stock dividends and any cash dividends (and earnings thereon) that have accrued to the benefit of Grantee as a result of owning the vested Restricted Shares.

6.	Restrictions on Restricted Shares. Subject to any exceptions set forth elsewhere herein, none of the Restricted Shares granted hereunder or the rights relating thereto may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Grantee, and Grantee agrees not to sell, assign, transfer, pledge, hypothecate or otherwise dispose of such Restricted Shares or rights, prior to such Restricted Share vesting and becoming non-forfeitable according to the vesting condition(s) set forth above in Section 3. As soon as practicable after a Restricted Shares vests and becomes non-forfeitable in accordance with Section 3 above, the Committee shall distribute to Grantee one share of

Common Stock for each vested Restricted Share. Such share of Common Stock will be freely transferable under this Agreement and the Plan, subject only to such further limitations on transfer, if any, as may exist under applicable law or any other agreement binding upon Grantee.

7.	Dividends, Voting Rights and Other Distributions. Grantee shall be entitled to receive any additional cash and shares of Common Stock attributable to cash dividends and/or stock dividends declared and paid with respect to shares of Common Stock between the date the relevant Restricted Share Grant was initially granted and the date Grantee is entitled to receive shares of Common Stock pursuant to Section 5, above. For purposes of determining the amount of cash or shares of Common Stock accrued by Grantee pursuant to this Section 7, one Restricted Share shall equal one share of Common Stock. Notwithstanding the above, in no event shall dividends or other distributions accrue to or for the benefit of Grantee for any Restricted Shares with respect to record dates occurring prior to the Date of Grant, or with respect to record dates occurring on or after the date, if any, on which Grantee has forfeited those Restricted Shares. To the extent dividends or other distributions accrue to Grantee’s benefit as a result of owning the Restricted Shares, such dividends or other distributions shall be held in a suspense account for Grantee until Grantee becomes vested in his Restricted Shares. If any stock dividends accrue to Grantee’s benefit pursuant to this Agreement, those shares shall be subject to the same restrictions on transferability as the Restricted Shares.

8.	Non-Transferability of Restricted Shares. Unvested Restricted Shares are not transferable and may not be assigned, pledged, hypothecated, gifted or otherwise transferred whether by operation of law or otherwise. Any purported transfer or assignment of unvested Restricted Shares shall be void and of no effect, and shall give the Company the right to terminate this Agreement as of the date of such purported transfer or assignment. In addition, transfer of Common Stock may be subject restrictions on transfer pursuant to applicable laws or regulations pertaining thereto.

9.	Disputes. Any dispute which may arise under or as a result of or pursuant to this Agreement shall be finally and conclusively determined in good faith by the Committee of the Company in its sole discretion, and such determination shall be binding upon all parties. In the event of an inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall control.

10.	Amendment; Waivers. This Agreement contains the full and complete understanding and agreement of the parties hereto as to the subject matter hereof and may not be modified or amended, nor may any provision hereof be waived, except by a further written agreement duly signed by each of the parties. The waiver by either of the parties hereto of any provision hereof in any instance shall not operate as a waiver of any other provision hereof or in any other instance.

11.	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

12.	Governing Law; Venue. This Agreement shall be interpreted as a Delaware contract and is intended to be governed by the laws of said state, without the application of the choice of law provisions of such or any other state. Each party hereby (a) submits to personal jurisdiction in the State of Illinois as the exclusive venue for the enforcement of this Agreement, (b) waives any and all personal rights under the laws of any state to object to jurisdiction within the State of Illinois for the purposes of litigation to enforce this Agreement, and (c) consents to be sued in the United States District Court for the Northern District of Illinois and all courts of general jurisdiction of the State of Illinois. The parties agree that any litigation regarding this Agreement shall be brought only in the United States District Court for the Northern District of Illinois or the state courts located in Cook County, Illinois.

13.	Construction. The titles of the sections of this Agreement are included for convenience only and shall not be construed as modifying or affecting their provisions. The masculine gender shall include both sexes; the singular shall include the plural and the plural the singular unless the context otherwise requires.

14.	Notices. Any notice in connection with this Agreement shall be deemed to have been properly delivered if it is in writing and is delivered in hand or by facsimile or sent by registered mail, postage prepaid, to the party addressed as follows, unless another address has been substituted by notice so given:

To the Grantee:	To the address as set forth on the signature page hereof.

To the Company:	Nanophase Technologies Corporation 1319 Marquette Drive Romeoville, Illinois 60446 Attn: Chief Financial Officer

Copy to:	Wildman, Harrold, Allen & Dixon 225 West Wacker Drive Suite 3000 Chicago, Illinois 60606 Attn.: David L. Weinstein, Esq.

15.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof.

16.	Counterparts. This Agreement may be executed in one or more counter-parts, which shall together constitute one agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Grantee has hereunto set his or her hand on the day and year set forth below.

Date:	Nanophase Technologies Corporation,
a Delaware corporation

By:
Name:
Its:

Grantee:
Date:
(printed name)

(signature)